Exhibit 2.8

               ASSET PURCHASE AGREEMENT AMONG INTERNATIONAL TOWERS
                INC., S&W COMMUNICATIONS INC., TRI-EX TOWER INC.,
              INTERNATIONAL TOWER INDUSTRIES, INC., AND SPECTRASITE
                                 HOLDINGS, INC.

                           DATED AS OF JANUARY 5, 2000

                                TABLE OF CONTENTS
                                   (continued)




               ASSET PURCHASE AGREEMENT AMONG INTERNATIONAL TOWERS
                INC., S&W COMMUNICATIONS INC., TRI-EX TOWER INC.,
              INTERNATIONAL TOWER INDUSTRIES, INC., AND SPECTRASITE
                                 HOLDINGS, INC.

                           DATED AS OF JANUARY 5, 2000


                                TABLE OF CONTENTS





Article 1             Defined Terms............................................1

         1.1               Defined Terms.......................................1
         1.2               Terms Defined Elsewhere in this Agreement...........5
         1.3               Clarifications......................................5

Article 2             Purchase and Sale of Assets..............................5

         2.1               Assets..............................................5
         2.2               Excluded Assets.....................................6
         2.3               Consideration.......................................6
         2.4               Assumption of Liabilities and Obligations...........7
         2.5               Allocation of Consideration.........................7

Article 3             Representations and Warranties of Buyer..................7

         3.1               Organization........................................7
         3.2               Authorization of Transaction; Consents..............7
         3.3               Noncontravention....................................8
         3.4               Brokers' Fees.......................................8
         3.5               SEC Filings.........................................8
         3.6               Issuance of Stock...................................8
         3.7               Absence of Changes..................................8
         3.8               Disclosure..........................................8

Article 4             Representations and Warranties of Sellers................8

         4.1               Authorization of Transaction........................9
         4.2               Noncontravention....................................9
         4.3               Investment..........................................9
         4.4               Organization, Qualification, and Corporate Power...10
         4.5               Brokers' Fees......................................10
         4.6               Title to Assets....................................10
         4.7               Subsidiaries.......................................10
         4.8               Financial Statements...............................10
         4.9               Subsequent Events..................................10

         4.10              Undisclosed Liabilities............................12
         4.11              Legal Compliance...................................12
         4.12              Tax Matters........................................12
         4.13              Regulatory Requirements............................12
         4.14              Real Property......................................13
         4.15              Intellectual Property..............................14
         4.16              Tangible Assets....................................14
         4.17              Contracts..........................................14
         4.18              Notes and Accounts Receivable; Accounts Payable....15
         4.19              Insurance..........................................15
         4.20              Litigation.........................................15
         4.21              Employees..........................................16
         4.22              Employee Benefits..................................17
         4.23              Environmental Matters..............................18
         4.24              Certain Business Relationships with the Sellers....19
         4.25              Product and Service Warranties.....................19
         4.26              Year 2000 Compliance...............................20
         4.27              Disclosure.........................................20

Article 5             Covenants...............................................20

         5.1               Conduct of Business of the Sellers.................20
         5.2               Other Actions......................................21
         5.3               Notification of Certain Matters....................22
         5.4               Access to Information..............................22
         5.5               Cooperation; Further Assurances....................22
         5.6               Public Announcements...............................23
         5.7               Confidentiality....................................23
         5.8               Expenses; Taxes....................................23
         5.9               Other Buyer Transactions...........................23
         5.10              Consents...........................................23
         5.11              Employee Matters...................................23
         5.12              Real Estate Matters................................24
         5.13              Additional Post-Closing Covenants..................26
         5.14              Stock Consideration................................26

Article 6             Conditions to the Obligations of Buyer..................27

         6.1               Performance by Sellers.............................27
         6.2               Truth of Representations and Warranties............27
         6.3               Receipt of Consents................................27
         6.4               Deliveries.........................................27
         6.5               Material Adverse Effect............................27
         6.6               Repayment of Loans and Certain Other Obligations...27

         6.7               Certain Proceedings................................27
         6.8               Sellers' Actions...................................28

Article 7             Conditions to the Obligations of Sellers................28

         7.1               Performance by Buyer...............................28
         7.2               Truth of Representations and Warranties............28
         7.3               Deliveries.........................................28
         7.4               Material Adverse Effect............................28
         7.5               Certain Proceedings................................28
         7.6               Buyer's Actions....................................28

Article 8             Closing.................................................29

         8.1               Closing............................................29
         8.2               Deliveries and Actions by Sellers..................29
         8.3               Deliveries by Buyer................................29

Article 9             Termination.............................................30

         9.1               Termination........................................30
         9.2               Effect of Termination..............................31

Article 10            Indemnification and Other Remedies......................31

         10.1              Survival of Representations and Warranties.........31
         10.2              Indemnification by Sellers.........................31
         10.3              Indemnification by Buyer...........................32
         10.4              Procedure for Indemnification......................32
         10.5              Limitations........................................33
         10.6              Indemnification Escrow.............................34
         10.7              Injunctive Relief..................................34
         10.8              Sole Remedy........................................34

Article 11            Miscellaneous...........................................35

         11.1              Governing Law......................................35
         11.2              Successors and Assigns.............................35
         11.3              Entire Agreement; Amendment........................35
         11.4              Notices, Etc.......................................35
         11.5              Delays or Omissions................................36
         11.6              Counterparts.......................................36
         11.7              Severability.......................................36
         11.8              Headings...........................................37
         11.9              Waiver of Jury Trial...............................37
         11.10             Exclusive Benefit..................................37
         11.11             Construction.......................................37
         11.12             Exhibits and Schedules.............................37

                    THE FOLLOWING SCHEDULES HAVE BEEN OMITTED
                   AND WILL BE PROVIDED TO THE COMMISSION UPON
                                    REQUEST.


                               TABLE OF SCHEDULES

Schedule 2.2                             Excluded Assets
Schedule 4.2                             Sellers' Consents
Schedule 4.4                             Qualification
Schedule 4.6                             Liens
Schedule 4.8                             Financial Statements
Schedule 4.9                             Subsequent Events
Schedule 4.10                            Certain Liabilities
Schedule 4.13                            Regulatory Requirements
Schedule 4.14                            Real Property
Schedule 4.15                            Intellectual Property
Schedule 4.16                            Tangible Assets
Schedule 4.17                            Contracts
Schedule 4.18                            Setoffs or Counterclaims
Schedule 4.19                            Insurance
Schedule 4.20                            Litigation
Schedule 4.21                            Employees
Schedule 4.22                            Employee Benefits
Schedule 4.23                            Environmental Matters
Schedule 4.24                            Certain Business Relationships with the
                                          Sellers
Schedule 4.25                            Product and Service Warranties
Schedule 6.6                             Indebtedness to be Repaid

                                TABLE OF EXHIBITS

Exhibit A         Form of Noncompetition Agreement

Exhibit B         Escrow Agreement

                            ASSET PURCHASE AGREEMENT

         This ASSET PURCHASE AGREEMENT is made and entered into as of January 5, 2000, by and among International Towers Inc., a Delaware corporation, S&W Communications Inc., an Arizona corporation, Tri-Ex Tower Inc., a California corporation, International Tower Industries, Inc., an Arizona corporation, and SpectraSite Holdings, Inc., a Delaware corporation ("Buyer").

                                    RECITALS

         International Towers Inc., S&W Communications Inc., Tri-Ex Tower Inc., and International Tower Industries, Inc. (collectively the "Sellers" and each, individually, a "Seller") are engaged in the business of engineering, fabricating, and constructing transmission towers for the communications and broadcasting industries. Sellers desire to sell to Buyer, and Buyer desires to acquire from Sellers, substantially all the assets owned by Sellers and used or held for use in connection with the Business, and the parties desire to enter into this Agreement to set forth the terms and conditions of such purchase and sale.

         IN CONSIDERATION of the foregoing recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be bound legally, agree as follows:

                                   Article 1

                                  Defined Terms

1.1 Defined Terms. All capitalized terms not otherwise defined elsewhere in this Agreement shall have the meanings ascribed to such terms in this Section 1.1.

         "Affiliate" means, with respect to any Person, (a) any Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with the specified Person; (b) any Person that is a director or officer of, partner in, or trustee of, or serves in a similar capacity with respect to, the specified Person or of which the specified Person is a director, officer, partner, or trustee, or with respect to which the specified Person serves in a similar capacity; (c) any Person that directly or indirectly through one or more intermediaries is the beneficial owner of 10% or more of any class of equity securities of the specified Person or of which the specified Person is directly or indirectly through one or more intermediaries the owner of 10% or more of any class of equity securities; or
(d) any Person that is acting at the direction and primarily in furtherance of the interests of the specified Person. For purposes of this definition, "control" as applied to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.

         "Assets" means the assets to be sold, transferred, or otherwise conveyed to Buyer under this Agreement, as specified in Section 2.1, but excluding all Excluded Assets.

         "Assumed Contracts" means (a) all Contracts listed in Schedule 4.17, other than Contracts designated on Schedule 4.17 as not being Assumed Contracts,
(b) Contracts in effect
on the date of this Agreement that are not required by Section 4.17 to be listed on Schedule 4.17, and (c) any Contracts entered into by Seller between the date of this Agreement and the Closing Date in compliance with Section 5.1 that relate to the Business.

         "Business" means the business conducted by the Sellers of engineering, fabricating, and constructing transmission towers for the communications and broadcasting industries, but excluding the Military Business.

         "Buyer's SEC Filings" means all forms, reports, and documents filed by Buyer with the SEC pursuant to the Exchange Act and any form of prospectus filed by Buyer with the SEC pursuant to Rule 424(b) under the Securities Act.

         "Closing" means the consummation of the purchase and sale of the Assets in accordance with the provisions of this Agreement.

         "Closing Date" means the date on which the Closing occurs.

          "Code" means the Internal Revenue Code of 1986, as amended, and "Code Section" refers to a section of the Code.

         "Compensation Arrangement" means any plan or compensation arrangement other than an Employee Plan, whether written or unwritten, that provides to employees, former employees, officers, directors, independent contractors, or stockholders of any Seller any compensation or other benefits, whether deferred or not, in excess of base salary or wages, including any bonus or incentive plan, stock rights plan, deferred compensation arrangement, life insurance, stock purchase plan, severance pay plan, change of control arrangements, and any other employee fringe benefit plan.

         "Consent" means any consent, permit, or approval of any Governmental Authority or other third party (or any notice to any such party) necessary to consummate the sale of the Assets from Sellers to Buyer and the other transactions contemplated by this Agreement in a lawful manner and without causing a default under, conflict with, or acceleration, violation, or termination of, any legal requirement or contract or agreement to which any Seller is a party or bound, including those listed on Schedule 4.2.

         "Contracts" means all contracts, leases, non-governmental licenses, and other agreements and undertakings (including leases for personal or real property and employment agreements), written or oral (including any amendments and other modifications thereto) to which any of the Sellers is a party or that are binding upon any of the Sellers or that relate to the Assets or the Business.

         "Employee Plan" means any retirement or welfare plan or arrangement or any other employee benefit plan as defined in ERISA Section 3(3) that any of the Sellers or any ERISA Affiliate sponsors or maintains or by which any of the Sellers or any ERISA Affiliate is bound or to which any of the Sellers or any ERISA Affiliate contributes or is required to contribute.

         "Environmental Requirements" means all federal, state, local, and foreign statutes, regulations, ordinances, and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, or radiation, each as amended and as now or hereafter in effect.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and "ERISA Section" refers to a section of ERISA.

         "ERISA Affiliate" means each entity that is treated as a single employer with any of the Sellers under Code Section 414(b), (c), (m), (n), or
(o).

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "FAA" means the Federal Aviation Administration.

         "FCC" means the Federal Communications Commission.

         "GAAP" means United States generally accepted accounting principles as in effect from time to time.

         "Governmental Authority" means any federal, state, or local political subdivision or other governmental or regulatory department, court, commission, board, bureau, agency, authority, or instrumentality, foreign or domestic.

         "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

         "Licenses" means all licenses, permits, authorizations, determinations, and registrations issued by any Governmental Authority to any Seller in connection with the conduct of the Business.

         "Liens"  means any  mortgage,  pledge,  lien,  charge,  claim,  option,
conditional  sales  agreement,   security   interest,   or  other   encumbrance,
restriction, or limitation of any nature whatsoever.

         "Material Adverse Effect on Buyer" means a material adverse effect on, or change in, the business, financial condition, net worth, assets, liabilities, personnel, operations, or results of operations of Buyer or the ability of Buyer to execute, deliver, or perform this Agreement and any of the other agreements and documents contemplated hereby to which Buyer is a party.

         "Material Adverse Effect on Sellers" means a material adverse effect on, or change in, the business, financial condition, net worth, assets, liabilities, personnel, operations, or results of operations of Sellers relating to the Business, taken as a whole, or the ability of any Seller to execute, deliver, or perform this Agreement and any of the other agreements and documents contemplated hereby to which such Seller is a party.

         "Military Business" means the business conducted by Tri-Ex Tower Inc. relating to the engineering, fabrication, and construction of governmental and military products, including tower trailers, crank up towers, QEAM and QEAM derivatives, ENG masts, radar platform products, and amateur radio products.

         "Multiemployer Plan" means a plan, as defined in ERISA Section 3(37) to
which  any  of  the  Sellers  or  any  ERISA  Affiliate  has   contributed,   is
contributing, or is required to contribute.

         "Multiple Employer Plan" means a plan, as defined in ERISA Section 4063(a), that any of the Sellers or any ERISA Affiliate sponsors or maintains or to which any of the Sellers or any ERISA Affiliate contributed, is contributing, or is required to contribute.

         "Person" means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization, governmental entity (or any department, agency, or political subdivision thereof), or other type of entity.

         "Permitted Liens" means liens for current Taxes not yet due and payable and inchoate materialmen's, mechanics', workmen's, and repairmen's liens arising in the ordinary course of Sellers' business consistent with past custom and practice and which secure liabilities that are not in default.

         "Real Property" means all real property, and all buildings and other improvements thereon, used in connection with the Business.

         "Real Property Interests" means all interests of any Seller in any of the Real Property, including fee estates, leaseholds, and subleaseholds, purchase options, licenses, easements, rights to access, and rights of way, including the items listed in Schedule 4.14, together with any additions thereto between the date of this Agreement and the Closing Date.

          "SEC" means the Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Tax" or "Taxes" means any taxes, fees, duties, tariffs, imposts, and other charges of any kind imposed by any governmental or taxing authority, including federal, state, local, or foreign income, gross receipts, windfall profits, severance, property, motor vehicle, ad valorem, value added, production, sales, use, license, excise, franchise, capital, transfer, recordation, payroll, employment, excise, severance, stamp, occupation, premium, environmental (including taxes under Code Section 59A), customs duties, social security (or similar), unemployment, disability, withholding, alternative or add-on minimum tax, or other tax or governmental assessment, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties, whether disputed or not.

b. Terms Defined Elsewhere in this Agreement. In addition to the defined terms in Section 1.1, the following is a list of terms used in this Agreement and a reference to the Section of this Agreement in which each such term is defined:

Term                                             Section
----                                             -------
Buyer Indemnified Parties                        Section 10.2
Cash Consideration                               Section 2.3
Claimant                                         Section 10.4
COBRA                                            Section 4.22
Escrow Agent                                     Section 10.6
Escrow Agreement                                 Section 10.6
Excluded Assets                                  Section 2.2
Financial Statements                             Section 4.8
Indemnifying Party                               Section 10.4(a)
Losses                                           Section 10.2
Seller, Sellers                                  Recitals
Seller Indemnified Parties                       Section 10.3
Stock Consideration                              Section 2.3(c)
Termination Date                                 Section 9.1(b)(i)

1.3 Clarifications. Words used herein, regardless of the gender and number specifically used, shall be deemed and construed to include any other gender and any other number as the context requires. The words "include," "includes," and "including" are not limiting. Except as specifically otherwise provided in this Agreement in a particular instance, a reference to a Section or Schedule is a reference to a Section of this Agreement or a Schedule to this Agreement, and the terms "hereof," "herein," and other like terms refer to this Agreement as a whole, including the Schedules hereto, and not solely to any particular part hereof.

                                   Article 2

                           Purchase and Sale of Assets

2.1 Assets. Subject to the terms and conditions set forth in this Agreement, Sellers hereby agree to sell, transfer, and deliver to Buyer on the Closing Date, and Buyer agrees to purchase on the Closing Date, all of the tangible and intangible assets owned or held by any Seller and used or held for use in connection with the ownership and conduct of the Business (other than the Excluded Assets), together with any additions thereto between the date of this

Agreement and the Closing Date, free and clear of all Liens except for Permitted Liens, including the following:

(a)      the tangible assets listed on Schedule 4.16;

(b)      the Real Property Interests;

(c)      the Assumed Contracts;

(d)      the Licenses;

(e) all Intellectual Property owned or held by any Seller and used or held for use in connection with the ownership and conduct of the Business;

(f)      all accounts receivable of the Sellers as of the Closing;

(g) all choses in action of any Seller relating to the Business or any of the Assets;

(h) all deposits, advance payments, and prepaid expenses relating to the Business; and

(i)      all books and records relating to the Business.

2.2 Excluded Assets.The Assets shall exclude the following assets (collectively, the "Excluded Assets"):

(a) each Seller's cash on hand as of the Closing and all other cash in any Seller's bank or savings accounts; any insurance policies, letters of credit, or other similar items and cash surrender value in regard thereto; and any stocks (including shares of stock of any Seller), bonds, certificates of deposit, and similar investments;

(b) each Seller's account books of original entry, general ledgers, and financial records;

(c)      all Contracts that are not Assumed Contracts;

(d)      the equipment described on Schedule 2.2.

2.3       Consideration.

(a) In consideration of the sale, transfer, conveyance, assignment, and delivery to Buyer of the Assets pursuant to this Agreement, and for the covenants of Sellers under the Noncompetition Agreement described in Section 5.13(c), Buyer agrees to pay and deliver to Sellers at the Closing the following consideration:

(i)      $5,500,000 in cash; and

(ii)     350,000 shares of Buyer's common stock, par value $0.001 per share.

(b) All payments and deliveries pursuant to Section 2.3(a) shall be apportioned among Sellers in accordance with a schedule to be furnished by Sellers to Buyer not later than five business days before the Closing Date.

(c) The shares of Buyer's common stock to be issued to Sellers  pursuant to this
Section 2.3 are referred to in this Agreement as the "Stock Consideration," and the cash to be paid to Sellers pursuant to this Section 2.3 is referred to in this Agreement as the "Cash Consideration."

2.4 Assumption of Liabilities and Obligations. On the Closing Date, Buyer shall assume and undertake to pay, discharge, and perform all obligations and liabilities of Sellers under the Licenses and Assumed Contracts, to the extent that such liabilities and obligations relate to the period on or after the Closing Date. Except as provided in Section 5.11(b), Buyer shall not be required to assume any obligations or liabilities of any Seller not described above in this Section 2.4, including any obligations or liabilities arising under capitalized leases or other financing agreements.

2.5 Allocation of Consideration. The consideration to be paid by Buyer for the Assets shall be allocated among the Assets for all purposes (including financial, accounting, and tax purposes) as agreed to between Buyer and Sellers. The parties shall file their respective tax returns, including IRS Form 8594, in a manner consistent with the such allocation.

                                   Article 3

                     Representations and Warranties of Buyer

         Buyer represents and warrants to Sellers that the statements contained in this Article 3 are correct and complete:

3.1 Organization. Buyer is a corporation duly organized, validly existing,and in good standing under the laws of the State of Delaware. Buyer is duly authorized to conduct business and is in good standing under the laws of all jurisdictions where such qualification is required, except where failure to be so qualified would not have a Material Adverse Effect on Buyer. Buyer has full power and authority necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

3.2 Authorization of Transaction; Consents.Buyer has full power and authority to execute and deliver this Agreement and the agreements contemplated hereby and to perform its obligations hereunder and thereunder. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms and conditions, except as the enforceability of this Agreement may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally and by the application of general equitable principles. Except for any notices that may be required under federal or state securities laws, and assuming the accuracy of the representations of Sellers in
Section 4.3, Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any

Governmental Authority or other third party (including any shareholder of Buyer) in order to consummate the transactions contemplated by this Agreement and the agreements contemplated hereby in a lawful manner and without causing a default under, conflict with, or acceleration, violation, or termination of any legal requirement or any contract or agreement to which Buyer is a party or bound.

3.3 Noncontravention. Except for any notices that may be required under federal or state securities laws, and assuming the accuracy of the representations of Sellers in Section 4.3, neither the execution and delivery by Buyer of this Agreement and the agreements contemplated hereby, nor the consummation of the transactions contemplated hereby and thereby by Buyer, will (a) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which Buyer is subject or any provision of the certificate of incorporation or bylaws of Buyer or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which its is bound or to which any of its assets is subject.

3.4 Brokers' Fees. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement except for fees payable to Communications Equity Associates.

3.5 SEC  Filings.  As of their  respective  filing  dates,  none of Buyer's  SEC
Filings contained any untrue statement of a material fact or omitted to state any material fact required to be stated or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of their respective filing dates, each of Buyer's SEC Filings complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder, to the extent applicable.

3.6 Issuance of Stock. The shares of common stock of the Buyer constituting the Stock Consideration have been duly authorized and, when issued in accordance with the terms of this Agreement, shall be validly issued and outstanding, fully paid, and non-assessable, with no personal liability attaching to the ownership thereof.

3.7 Absence of Changes. Since September 30, 1999, except as disclosed in Buyer's SEC Filings, no Material Adverse Effect on Buyer has occurred.

3.8 Disclosure. The representations and warranties contained in this Article 3 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article 3 not misleading.

                                   Article 4

                    Representations and Warranties of Sellers

         Sellers, jointly and severally, represent and warrant to Buyer that the statements contained in this Article 4 are correct and complete:

4.1 Authorization of Transaction. Each Seller has full power and authority to execute and deliver this Agreement and the agreements contemplated hereby and to perform its obligations hereunder and thereunder. This Agreement constitutes the valid and legally binding obligations of each Seller, enforceable against it in accordance with its terms and conditions, except as the enforceability of this Agreement may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally and by the application of general equitable principles.

4.2 Noncontravention. Except as set forth in Schedule 4.2, neither the execution and delivery of this Agreement and the agreements contemplated hereby by any Seller, nor the consummation of the transactions contemplated hereby and thereby by Sellers, will (a) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which any Seller is subject or any provision of any Seller's organizational documents or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any Seller is a party or by which any of them is bound or to which any of their assets are subject. Except as set forth in Schedule 4.2, none of the Sellers needs to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Authority or other third party in order for the parties hereto to consummate the transactions contemplated by this Agreement in a lawful manner and without causing a default under, conflict with, or acceleration, violation, or termination of, any legal requirement or contract or agreement to which any of the Sellers is a party or bound.

4.3 Investment. Each Seller (a) understands that the Stock Consideration has not been, and will not be, registered under the Securities Act, or under any state securities laws, and is being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (b) is acquiring the Stock Consideration solely for its own account for investment purposes and not with a view to the distribution thereof, (c) is a sophisticated investor with knowledge and experience in business and financial matters, (d) has received certain information concerning Buyer and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Stock Consideration, (e) is able to bear the economic risk and lack of liquidity inherent in holding the Stock Consideration, and (f) is an "accredited investor" as defined in Regulation D promulgated under the Securities Act. Each Seller understands and agrees that the certificates representing the Stock Consideration will bear a legend substantially to the following effect:

                  THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 NOR UNDER APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF UNLESS THEY HAVE BEEN REGISTERED UNDER SUCH LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

                  THE CORPORATION IS AUTHORIZED TO ISSUE DIFFERENT CLASSES AND SERIES OF CAPITAL STOCK. THE CORPORATION WILL FURNISH ANY
                  SHAREHOLDER   WITHOUT  CHARGE,  UPON

                  REQUEST IN WRITING, A STATEMENT OF THE DESIGNATIONS, RELATIVE RIGHTS, PREFERENCES, AND LIMITATIONS APPLICABLE TO EACH CLASS OF CAPITAL STOCK OF THE CORPORATION AND OF VARIATIONS IN RIGHTS, PREFERENCES, AND LIMITATIONS DETERMINED FOR EACH SERIES AND THE AUTHORITY OF THE BOARD OF DIRECTORS TO DETERMINE THE VARIATIONS FOR FUTURE SERIES.

4.4 Organization, Qualification, and Corporate Power. International Towers Inc. is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Each of S&W Communications Inc. and International Tower Industries, Inc. is a corporation duly organized, validly existing, and in good standing under the laws of the State of Arizona corporation. Tri-Ex Tower Inc. is a corporation duly organized, validly existing, and in good standing under the laws of the State of California. Each of the Sellers is duly authorized to conduct business and is in good standing under the laws of the jurisdictions set forth on Schedule 4.4, which are the only jurisdictions where such qualification is required except where failure to be so qualified would not have a Material Adverse Effect on Sellers. Each of the Sellers has full power and authority necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.
Schedule 4.4 lists the directors and officers of each Seller.

4.5 Brokers'Fees. None of the Sellers has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

4.6 Title to Assets. Each Seller has good and marketable title to the properties and assets used by it. All of the Assets are free and clear of all Liens, except for Permitted Liens and the Liens set forth in Schedule 4.6 which shall be removed at or prior to Closing.

4.7 Subsidiaries. None of the Sellers owns any equity interest in any other Person, except that International Towers Inc. owns all of the outstanding capital stock of each of S&W Communications Inc., Tri-Ex Tower Inc., and International Tower Industries, Inc.

4.8 Financial Statements. Schedule 4.8 consists of the following financial statements of Sellers (collectively the "Financial Statements"): (a) audited consolidated balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal years ended December 31, 1998 and December 31, 1997; and (b) unaudited consolidated balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the eleven months ended November 30, 1999. The Financial Statements (including the notes thereto) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly in all material respects the financial condition of Sellers as of such dates and the results of operations of Sellers for such periods, except that the unaudited Financial Statements are subject to normal year-end adjustments and do not include all of footnotes that may be required by GAAP.

4.9 Subsequent Events. Since December 31, 1998, no Material Adverse Effect on Sellers has occurred and, except as set forth on Schedule 4.9,

(a) none of the Sellers has sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for fair consideration in the ordinary course of Sellers' business consistent with past custom and practice;

(b) none of the Sellers has entered into any agreement, contract, lease, or license outside the ordinary course of Sellers' business consistent with past custom and practice;

(c) none of the Sellers has accelerated, terminated, modified, or cancelled any material agreement, contract, lease, or license other than in the ordinary course of Sellers' business consistent with past custom and practice;

(d) none of the Sellers has imposed any Lien upon any of its assets, tangible or intangible, other than Permitted Liens;

(e) none of the Sellers has made any capital expenditure (or series of related capital expenditures) involving more than $75,000;

(f) none of the Sellers has made any capital investment in, any loan or advance to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) involving more than $75,000;

(g) none of the Sellers has issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation;

(h) none of the Sellers has delayed or postponed the payment of accounts payable or other liabilities other than in the ordinary course of Sellers' business consistent with past custom and practice;

(i) none of the Sellers has cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) involving more than $75,000;

(j) none of the Sellers has granted any license or sublicense of any rights under or with respect to any Intellectual Property;

(k) none of the Sellers has experienced any damage, destruction, or loss (whether or not covered by insurance) to property having an aggregate value greater than $75,000;

(l) none of the Sellers has granted any increase in the base compensation of any of its directors, officers, independent contractors, or employees outside the ordinary course of Sellers' business consistent with past custom and practice;

(m) none of the Sellers has adopted, amended, modified, or terminated any Employee Plan or Compensation Arrangement (including any bonus, profit-sharing, incentive, severance, termination, change of control or other plan, contract, or commitment for the benefit of any of its directors, officers, or employees), other than in the ordinary course of Sellers' business consistent with past custom and practice;

(n) none of the Sellers has made any other change in employment terms or engagement terms for any of its directors, officers, independent contractors, or employees outside the ordinary course of Sellers' business consistent with past custom and practice;

(o) no other material event, incident, action, or transaction involving any of the Sellers has occurred outside the ordinary course of Sellers' business consistent with past custom and practice; and

(p)     none of the Sellers has committed to do any of the foregoing.

4.10 Undisclosed Liabilities. Except as set forth on Schedule 4.10, none of the Sellers has any liability or obligation (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any liability or obligation), except for (a) liabilities set forth on the balance sheet at November 30, 1999 included in the Financial Statements, and (b) liabilities that arose after November 30, 1999 in the ordinary course of Sellers' business consistent with past custom and practice, which in the aggregate do not exceed $100,000 (none of which results from, arises out of, or relates to any breach of contract, breach of warranty, tort, infringement, or violation of law).

4.11 Legal Compliance. Each Seller has complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges thereunder) of all Governmental Authorities, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

4.12      Tax Matters.

(a) Each of the Sellers has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(b) There are no proposed reassessments of any property owned by any Seller that would affect the Taxes of Buyer after the Closing Date. There are no Tax liens on any assets of any Seller, other than liens for current Taxes not yet due and payable.

(c) None of the Sellers has been a "United States real property holding corporation," within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

4.13 Regulatory Requirements. Schedule 4.13 also sets forth a list of all Licenses of each Seller together with all amendments and modifications thereto and all applications relating thereto. Such Licenses constitute all of the licenses, permits, and authorizations necessary to conduct the business of the Sellers as currently operated in compliance with all laws, rules, and regulations of all Governmental Authorities. Each of the Sellers is in compliance with all of the requirements of the Licenses. All such Licenses are valid and in full force and effect and no suspension, cancellation, or termination of any of the Licenses is pending or, to the knowledge of Sellers, threatened. Each Seller has filed all returns, reports and statements required to be filed by it with the FCC, the FAA, and any other Governmental Authority. All of such returns, reports, and statements are complete and correct as filed. None of the Sellers owns, operates, manages, or leases any communications tower.

4.14      Real Property.

(a) Schedule 4.14 contain a true and complete description of all Real Property and Real Property Interests.

(b) With respect to each Real Property Interest that is a leasehold, a Seller has a valid leasehold or subleasehold interest and assuming compliance by such Seller with the terms of the lease or sublease, a right of quiet enjoyment of the underlying Real Property.

(c) There are no pending or, to the knowledge of Sellers, threatened condemnation proceedings, lawsuits, or administrative actions relating to any Real Property or Real Property Interest or other matters affecting adversely the current use, occupancy, or value thereof.

d) The legal description of any Real Property contained in the deed or lease or sublease thereof describes such Real Property fully and adequately, the buildings and improvements are located within the boundary lines of the described parcels of land, are not in violation of applicable setback requirements, zoning laws and ordinances (and none of the properties or buildings or improvements thereon are subject to "permitted non-conforming use" or "permitted non-conforming structure" classifications), and do not encroach on any easement which may burden the land, and the land does not serve any adjoining property for any purpose inconsistent with the use of the land, and the property is not located within any flood plain or subject to any similar type restriction for which any permits or licenses necessary to the use thereof have not been obtained.

(e) Except as disclosed on Schedule 4.14, there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any Person the right of use or occupancy of any portion of any Real Property other than Sellers.

(f) No Real Property Interest owned by any Seller is subject to any outstanding options or rights of first refusal to purchase such Real Property Interest, or any portion thereof or interest therein.

(g) There are no Persons (other than the Sellers) in possession of any Real Property, other than tenants under any leases or licenses disclosed on Schedule 4.14.

(h) Except as disclosed on Schedule 4.14, all facilities located on any Real Property are supplied with utilities and other services necessary for the operation of such facilities, including gas, electricity, water, telephone, sanitary sewer, and storm sewer, all of which services are adequate in accordance with all applicable laws, ordinances, rules, and regulations and are provided by way of public roads or permanent, irrevocable, appurtenant easements benefiting such Real Property; the facilities are in good order and repair, and in a good, safe, substantial condition, free from defects; all plumbing, heating, electrical, and air conditioning systems and equipment and systems therein are in good order and repair and operating condition; the facilities are constructed and completed strictly in compliance with all applicable laws and accepted standards of good materials and workmanship; all electrical, plumbing, heating, and air conditioning and exterior drainage systems in or on the Real Property are in good condition and working order.

(i) All Real Property abuts on and has direct vehicular access to a public road, or has access to a public road by way of a permanent, irrevocable, appurtenant easement benefiting the Real Property, and access to the Real Property is provided by paved public right-of-way with adequate curb cuts available.

(j) Sellers have delivered to Buyer true and complete copies of any deed, lease, or sublease for each Real Property Interest.

4.15 Intellectual Property. Each Seller owns all Intellectual Property necessary for the operation of the Business as conducted by it. None of the Sellers has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any rights of third parties in any Intellectual Property, and none of the Sellers has received any complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that any of the Sellers must license or refrain from using any Intellectual Property rights owned by any third party). To the knowledge of Sellers, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property owned by any Seller.
Schedule 4.15 identifies all registered Intellectual Property of the Sellers and each pending application therefor and identifies each license, agreement, or other permission that any Seller has granted to any third party with respect to any Intellectual Property.

4.16      Tangible Assets.

(a) Each Seller owns or leases all buildings, machinery, equipment, and other tangible assets necessary for the conduct of its business as now conducted. All tangible assets are free from material defects, have been maintained in accordance with normal industry practice, are in good operating condition and repair, and are suitable for the purposes for which they are used. Schedule 4.16 sets forth a list of all material tangible assets of each Seller, including the location thereof.

(b) The inventory of each Seller consists of raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods, all of which are merchantable and fit for the purpose for which they were procured or manufactured, subject only to the reserve for inventory writedown set forth on the balance sheet at November 30, 1999 included in the Financial Statements as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Sellers.

4.17 Contracts. Schedule 4.17 contains a true and complete list of all Contracts except for Contracts entered into in the ordinary course of Sellers' business consistent with past custom and practice that involve annual expenditures of no more than $20,000 per year per Contract or $50,000 per year collectively for all such Contracts. Sellers have delivered to Buyer a correct and complete copy of each written Contract and a written summary setting forth the terms and conditions of each oral Contract. Each Contract is legal, valid, binding, enforceable against each party thereto, and in full force and effect in accordance with its terms. Each Contract will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated by this Agreement. No party is in material breach or default under any Contract, and to the knowledge of Sellers, no event has occurred that with notice or lapse of time would constitute a breach or default under any Contract, or permit termination, modification, or acceleration, or reduce the amount of payments due any Seller, or give rise to any liquidated damages, under any Contract. No party to any Contract has repudiated any provision of the Contract.

4.18 Notes and Accounts Receivable; Accounts Payable. All notes, accounts receivable, unbilled work in process, and other debts due any Seller are reflected properly on its books and records and are valid receivables. To the knowledge of Sellers, except as described on Schedule 4.18, none of such amounts due any Seller are subject to setoffs or counterclaims, and all such amounts are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the balance sheet at November 30, 1999 included in the Financial Statements. Each Seller has paid on a timely basis all of its accounts payable and such accounts payable arose in the ordinary course of Sellers' business consistent with past custom and practice.

4.19  Insurance.

(a) Schedule 4.19 sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which any of the Sellers is a party, a named insured, or otherwise the beneficiary of coverage:

 (i) the name of the insurer, the name of the policyholder, and the name of each covered insured;

 (ii) the period of coverage;

 (iii) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

 (iv) a description of any retroactive premium adjustments or other loss-sharing arrangements.

(b) Each of the Sellers has been covered during the past two years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during such period. Schedule 4.19 describes any self-insurance arrangements affecting any of the Sellers. Except as set forth on Schedule 4.19, none of the Sellers has been subject to, nor has any insurer defended or settled, on behalf of any Seller or paid out money on behalf of any Seller with respect to any workers compensation claim or any claim under any insurance policy where the aggregate amount at issue exceeded $25,000.

4.20 Litigation. Schedule 4.20 sets forth each instance in which any of the Sellers (a) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (b) is a party to or, to the knowledge of Sellers, is threatened to be made a party to any action, suit, proceeding, hearing or investigation of, in or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator, and none of the Sellers is aware of any basis for the same. None of the actions, suits, proceedings, hearings, and investigations set forth in Schedule 4.20 could result in any Material Adverse Effect on Sellers. No Seller has any reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against any of the Sellers.

4.21      Employees.

(a) Schedule 4.21 contains a correct and complete list of (i) the names and positions of each of the employees, officers, directors, and Affiliates of any Seller whose services relate primarily to the Business, (ii) the annual salary or hourly wage of each such person, and (iii) any oral or written contracts or agreements that provide for employment of any individual as an employee or independent contractor of any Seller and which does not permit the termination of such contract or agreement, without penalty, upon no more than thirty days' prior notice.

(b) No employees of any Seller are members of any collective bargaining unit with respect to their employment with such Seller. There are no collective bargaining agreements and no contracts or agreements with labor unions, relating to, involving, or affecting the employees of any of the Sellers, and the none of the Sellers has any obligation to bargain with any labor organization with respect to any such persons. None of the Sellers is currently, nor during the past three years has it been, the subject of any certification or decertification drive, and, to the knowledge of Sellers, no such organizing activity is threatened. To the knowledge of Sellers, no union or other collective bargaining representative claims to represent, has been certified as representing, or has requested that any of the Sellers recognize such union or collective bargaining representative as representing any of the employees of such Seller for collective bargaining purposes. No Seller has recognized or agreed to recognize or is required to recognize any union as the collective bargaining representative for any employee of any Seller.

(c) There are no unfair labor practice charges pending against any Seller and, to the knowledge of Sellers, there are neither any demands for recognition or any other requests or demands from a labor organization for representative status with respect to any persons employed by any Seller, and no such activity is threatened. Neither any Seller nor the Business is currently, or during the past three years has been, the subject of any strike, work stoppage, picketing or work slowdown, or other labor dispute, controversy, or proceeding, and to the knowledge of Sellers no such activity is threatened. Each Seller has complied in all material respects with all laws relating to the employment and safety of labor, including provisions relating to wages, hours, benefits, collective bargaining, discrimination, the payment of social security and other payroll expenses, and all applicable occupational safety and health acts, laws, and regulations. None of the Sellers is subject to any investigation or other challenge relating to the misclassification of employees as independent contractors. None of the Sellers is required to comply with any government contractor affirmative action obligations.

4.22      Employee Benefits.

(a) Each Employee Plan and  Compensation  Arrangement is listed and described in
Schedule 4.22. Sellers have furnished to Buyer complete and accurate copies of any written Employee Plans and Compensation Arrangements (or related insurance policies), complete descriptions of copies of any unwritten Employee Plans or Compensation Arrangements, and all employee handbooks or similar documents describing such Employee Plans and Compensation Arrangements. Except as disclosed in Schedule 4.22, neither any Seller nor any ERISA Affiliate is a party to or has in effect or to become effective after the date of this Agreement any plan, arrangement, or other scheme that will become an Employee Plan or Compensation Arrangement (including any bonus, cash, or deferred compensation, severance, medical, pension, profit sharing or thrift, stock option, employee stock ownership, life or group insurance, death benefit, vacation, sick leave, disability, or trust agreement or arrangement), or any amendment to an Employee Plan or Compensation Arrangement.

(b) Sellers have furnished to Buyer the Forms 5500 filed for each of the Employee Plans (including all attachments and schedules), actuarial reports, summaries of material modifications, summary annual reports, and any other employer notices (including, governmental filings and descriptions of material changes to Employee Plans or Compensation Arrangements) relating to the Employee Plans for the last three plan years, and the current summary plan descriptions.

(c) Each Employee Plan and Compensation Arrangement has been administered in compliance with its terms and in material compliance with the provisions of ERISA, the Code, the Age Discrimination in Employment Act, and any other applicable federal or state laws.

(d) Neither any Seller nor any ERISA Affiliate (i) is contributing to, is required to contribute to, or has contributed within the last seven years to, any Multiemployer Plan, Multiple Employer Plan, or employee pension benefit plan, as defined under ERISA Section 3(2), that was subject to Title IV of ERISA, (ii) has incurred within the last seven years, or reasonably expects to incur, any "withdrawal liability," as defined under ERISA Section 4201 et seq., or (iii) has ever engaged in a transaction to evade liability, as described under ERISA Section 4069.

(e) Each Employee Plan, to the extent such Employee Plan is intended to be tax-qualified, satisfies all minimum coverage and minimum participation requirements, if any, imposed on such Employee Plan by the applicable terms of the Code and ERISA.

(f) No Seller is aware of the existence of any governmental inspection, investigation, audit, or examination of any Employee Plan or Compensation Arrangement or of any facts that would lead them to believe that any such governmental inspection, investigation, audit, or examination is pending or threatened. There exists no action, suit, or claim (other than routine claims for benefits) with respect to any Employee Plan or Compensation Arrangement pending or, to the knowledge of Sellers, threatened against any such plan or arrangement, and no Seller knows of any facts that could give rise to any such action, suit, or claim.

(g) Except as described in Schedule 4.22, neither any of the Sellers nor any ERISA Affiliate sponsors, maintains, or contributes to any Employee Plan or Compensation Arrangement that provides medical or death benefit coverage to former employees of any of the Sellers, except to the extent required by COBRA.

(h) With respect to each Employee Plan and, to the extent applicable, each Compensation Arrangement, (i) each Employee Plan that is intended to be tax-qualified, and each amendment thereto, is the subject of a favorable determination letter, and no plan amendment that is not the subject of a favorable determination letter would affect the validity of an Employee Plan's letter; (ii) no condition or event exists or is expected to occur that could subject, directly or indirectly, any Seller or any ERISA Affiliate to any material liability, contingent or otherwise, or the imposition of any lien on the assets of any of the Sellers or any ERISA Affiliate under the Code or Title IV of ERISA whether to the Pension Benefit Guaranty Corporation, the Internal Revenue Service, or any other person; (iii) no Prohibited Transaction (as defined in ERISA Section 406 and Code Section 4975) has occurred that would subject any of the Sellers or any ERISA Affiliate to any liability; and (iv) all contributions, premiums, payments, or liabilities accrued, in whole or in part, under each Employee Plan or Compensation Arrangement or with respect thereto as of the Closing will be paid by Sellers, on or prior to Closing. Each Employee Plan or Compensation Arrangement that provides severance or severance like benefits may be terminated by any Seller without any penalty and without any liability to pay severance benefits in connection with any terminations of employment that occur after the date such Employee Plan or Compensation Arrangement is terminated. Each Employee Plan or Compensation Arrangement that is a "group health plan," as defined under ERISA Section 601 et seq. and Code
Section 4980B ("COBRA") has provided "continuation coverage" to each "covered employee" and "qualified beneficiary" entitled thereto (with each term defined a under COBRA).

 (i) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment (including severance or unemployment compensation) becoming due to any director or employee of any Seller or any ERISA Affiliate; (ii) result in the acceleration of vesting under any Employee Plan or Compensation Arrangement; or
(iii)  materially  increase any benefits  otherwise  payable  under any Employee
Plan.

4.23      Environmental Matters.

(a) Each Seller and all Real Property is in compliance in all material respects with all Environmental Requirements. To the knowledge of Sellers, each predecessor of the Sellers as the owner or occupier of any Real Property has complied in all material respects with all Environmental Requirements. No Seller has any material liability under any Environmental Requirements.

(b) Each of the Sellers has obtained and complied with, and is in compliance with, in all material respects all permits, licenses, and other authorizations that are required pursuant to Environmental Requirements for the occupation of its facilities and the operation of its business.

(c) Except as set forth in Schedule 4.23, none of the Sellers has received any written or oral notice, report, or other information regarding any actual or alleged violation of Environmental Requirements or any liability or obligation, including any investigatory, remedial, or corrective obligations, relating to any of them or their facilities arising under Environmental Requirements.

(d) Except as set forth in Schedule 4.23, to the knowledge of Sellers, none of the following exists at any property or facility owned or operated by any of the
Sellers: (i) underground storage tanks, (ii) asbestos-containing material in any form or condition, (iii) materials or equipment containing polychlorinated biphenyls, or (iv) landfills, surface impoundments, or disposal areas.

(e) Except as set forth in Schedule 4.23, to the knowledge of Sellers, none of the Sellers or their respective predecessors has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages, or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Solid Waste Disposal Act, as amended, or any other Environmental Requirements.

(f) None of the Sellers has, either expressly or, to the knowledge of Sellers, by operation of law, assumed or undertaken any liability, including any obligation for corrective or remedial action, of any other Person relating to Environmental Requirements.

4.24 Certain  Business  Relationships  with the Sellers.  Except as set forth in
Schedule 4.24, no Affiliate of any Seller (other than another Seller) has been involved in any business arrangement or relationship with any of the Sellers within the past 12 months, and no Affiliate of any Seller (other than another Seller) owns any asset, tangible or intangible, that is used in the Business.

4.25 Product and Service Warranties. Each product manufactured, sold, leased or delivered, and each service performed, by any of the Sellers has been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties, and none of the Sellers has any liability or obligation (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any liability or obligation) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the balance sheet at November 30, 1999 included in the Financial Statements as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Sellers. No product manufactured, sold, leased, or delivered, and no service performed, by any of the Sellers is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale, lease. or service. Schedule 4.25 includes copies of the standard terms and conditions of sale and service for each of the Sellers (containing applicable guaranty, warranty, and indemnity provisions).

4.26 Year 2000 Compliance. To the knowledge of Sellers, all computer software programs, including all source code, object code, and documentation related thereto, hardware, databases, and embedded control systems used by any Seller accurately process date and time data (including calculating, comparing, and sequencing) from, into, and between the years 1999 and 2000, accurately perform leap year calculations, and accurately operate with other software and hardware that use four digits to represent years.

4.27 Disclosure. The representations and warranties contained in this Article 4 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article 4 not misleading.


                                   Article 5

                                   Covenants

5.1      Conduct of Business of the Sellers.

(a) Except as contemplated by this Agreement or with the prior written consent of Buyer, prior to the Closing, Sellers shall conduct their operations only in the ordinary course of business consistent with past custom and practice, and Sellers will use their reasonable best efforts to preserve intact the business and organization of each Seller, to keep available the services of the present officers and key employees of each Seller, and to preserve the good will of customers, suppliers, and all other persons having business relationships with any Seller.

(b) Except as otherwise contemplated by this Agreement, prior to the Closing, Sellers shall not, without the prior written consent of Buyer:

(i) increase the compensation or fringe benefits payable or to become payable to its directors, officers, or employees, or pay any benefit not required by any existing Employee Plan or Compensation Arrangement or grant any severance or termination pay to (except pursuant to existing Employee Plans or Compensation Arrangements), or enter into, review, terminate, amend, or waive any material provision of any employment or severance agreement with, any director, officer, or other employee of any Seller or establish, adopt, enter into, or amend any collective bargaining agreement, employment agreement, termination agreement, Employee Plan, or Compensation Arrangement;

(ii) acquire, sell, lease, license, transfer, pledge, encumber, grant, or dispose of (whether by merger, consolidation, purchase, sale, or otherwise) any assets (other than the acquisition and sale of inventory or the disposition of used or excess equipment and the purchase of raw materials, supplies, and equipment, in either case in the ordinary course of Sellers' business consistent with past custom and practice);

(iii) incur or assume any indebtedness for borrowed money, assume, guarantee, endorse, or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, or make any loans, advances or capital contributions to, or investments in, any other Person except for loans and advances between any of the Sellers;

 (iv) change any accounting policies or procedures, other than as required by GAAP;

 (v) waive,release, assign, settle, or compromise any material rights, claims or litigation;

 (vi) take any action that would cause any representation or warranty set forth in Article 4 to be untrue if made following the taking of such action;

 (vii) enter into any Contract except for any Contract entered into in the ordinary course of Sellers' business consistent with past custom and practice under which the consideration payable or receivable by a Seller does not exceed $50,000 per year per Contract or $125,000 per year in the aggregate for all such Contracts or amend or terminate any existing Contract;

 (viii) make any material increase in the size or change the composition of the workforce of any Seller; or

 (ix)   voluntarily   recognize  any  union  or  other   collective   bargaining
representative as the collective bargaining representative for any of the employees of any Seller.

(c) Except as otherwise contemplated by this Agreement, prior to the Closing, Sellers shall:

 (i) maintain their assets in good operating condition (ordinary wear and tear excepted), with inventories of spare parts and expendable supplies being maintained at levels consistent with past practices, and make all repairs or replacements necessary to restore any assets to the condition represented in
Article 4 of this Agreement;

 (ii) maintain the existing insurance policies in full force and effect;

 (iii) maintain the books and records of each Seller in accordance with past practices;

 (iv) furnish to Buyer within twenty days after the end of each month financial statements for the month just ended containing balance sheets and statements of income and cash flow for such period that shall comply with the representations set forth in Section 4.8;

 (v) comply in all material respects with all laws, rules, and regulations and with all Contracts and keep in full force and effect all Licenses;

 (vi) pay all of the obligations and liabilities of the Sellers on a timely basis; and

 (vii) preserve the corporate existence of each Seller.

5.2 Other Actions. Prior to the Closing, neither Sellers nor Buyer shall take any action that would, or that would reasonably be expected to, result in any of the conditions to the transactions contemplated hereby set forth in Article 6 or Article 7 hereof not being satisfied or satisfaction thereof being delayed.

5.3 Notification of Certain Matters. Sellers shall promptly notify Buyer of the occurrence of any fact or event that would reasonably be expected (a) to cause any representation or warranty of Sellers contained in this Agreement to be untrue if made after the occurrence of such fact or event, (b) to cause any covenant or agreement of any Seller hereunder not to be complied with, or (c) to cause a Material Adverse Effect on Sellers. Buyer shall promptly notify Sellers of the occurrence of any fact or event that would reasonably be expected (a) to cause any representation or warranty of Buyer contained in this Agreement to be untrue if made after the occurrence of such fact or event, (b) to cause any covenant or agreement of Buyer hereunder not to be complied with, or (c) to cause a Material Adverse Effect on Buyer.

5.4 Access to Information. Sellers shall (a) provide to Buyer (and its officers, directors, employees, accountants, consultants, legal counsel, financial advisors, investment bankers, agents, and other representatives access at reasonable times to the assets and properties, personnel and the books and records of each Seller and (b) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel, and other aspects of the Sellers as Buyer or its representatives may reasonably request. No investigation conducted under this Section 5.4 shall affect or be deemed to modify any representation or warranty made in this Agreement.

5.5      Cooperation; Further Assurances.

(a) Subject to the terms and conditions provided in this Agreement and to applicable legal requirements, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done and to assist and cooperate with the other parties hereto in doing, as promptly as practicable, all things necessary, proper, or advisable under applicable laws and regulations to ensure that the conditions set forth in Article 6 or Article 7 are satisfied and to consummate and make effective the transactions contemplated by this Agreement. No party to this Agreement shall take any action that is inconsistent with its obligations under this Agreement. Notwithstanding the foregoing, Buyer shall not be required to expend any monies to obtain any Consent or to accept any adverse condition or change in terms to obtain any Consent.

(b) Sellers will cooperate in all commercially reasonable respects with Buyer and its counsel and accountants in connection with any filing to be made by Buyer with the SEC. Sellers shall provide to Buyer such information relating to the Sellers and the Business as Buyer may reasonably request. All costs, expenses, and fees incurred in connection with the preparation and inclusion by Buyer of such information in any such filing shall be borne by Buyer. Sellers hereby consent to the inclusion by Buyer of financial statements of the Sellers, if requested to be so included by Buyer, in any filing to be made by Buyer with the SEC or pursuant to applicable securities laws, including the Securities Act and the Exchange Act. All costs, expenses, and fees incurred in connection with the preparation and inclusion by Buyer of financial statements of the Sellers in any such filing shall be borne by Buyer. Sellers agree to use commercially reasonable efforts to obtain the consent of the independent public accountants of the Sellers to the inclusion of such financial statements in any filing to be made by Buyer; provided, however, Sellers shall not be required to expend any monies to obtain such consent.

5.6 Public Announcements. The initial press release concerning the sale of the Assets to Buyer shall be a joint press release and, thereafter, the parties shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except to the extent public disclosure may be required or advisable under applicable law, including under the securities laws or the requirements of any securities exchange, as determined by the disclosing party in good faith.

5.7 Confidentiality. Except for any disclosures to officers, directors, employees, advisors, and representatives that may be appropriate in furtherance of this transaction and except for disclosures that may be required to comply with applicable law, including securities laws or the requirements of any securities exchange, each party hereto shall use commercially reasonable efforts to keep confidential all information of a confidential nature obtained by it from the other parties hereto in connection with the transactions contemplated by this Agreement, and if this Agreement is terminated, each party hereto will return to each other party all documents and other materials obtained from such other party in connection with this Agreement.

5.8 Expenses; Taxes. Whether or not the transaction contemplated by this Agreement is consummated, all expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that all transfer Taxes, if any, payable as a result of this transaction shall be borne by Sellers.

5.9 Other Buyer Transactions. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall prevent or restrict Buyer and its subsidiaries from engaging in any merger, acquisition, business combination, or other transaction that does not prevent Buyer (or its successor) from complying with its obligations under this Agreement.

5.10 Consents. Sellers shall give all notices of this Agreement or the transaction contemplated hereby to Governmental Authorities and other third parties to the extent required by any law, rule, regulation, or Contract. Sellers shall use commercially reasonable efforts to obtain, prior to Closing, all of the Consents without any change in the terms of any Contract or License to which such Consent relates. Sellers shall promptly notify Buyer of any difficulty in obtaining any Consents.

5.11  Employee Matters.

(a) Buyer may offer employment, effective as of the Closing, to any employee of any Seller who performs services in connection with the Business. Buyer may, at such times as will be arranged by it with Sellers, meet with the employees of the Sellers prior to Closing. The terms and conditions of employment offered by Buyer to any such employee will be established by Buyer in its discretion.

(b) At the Closing, Buyer will assume all liabilities of Sellers that have accrued since January 1, 2000, in accordance with the Compensation Arrangements described in Schedule 4.22, to provide vacation benefits and sick leave to any employees of Sellers who are employed by Buyer from and after the Closing.

(c) Except as provided in Section 5.11(b), Sellers will retain and Buyer will not assume any liability or obligation of Sellers to or in connection with any employee or former employee of any Seller. Without limiting the generality of the foregoing, each Seller will remain solely responsible for any obligations and liabilities, including those pursuant to the Code, ERISA, and any and all federal, state, and local discrimination laws, in respect of all employees and former employees of such Seller, and their respective beneficiaries and dependants, relating to or arising in connection with, during the course of, or as a result of (i) the employment or the actual or constructive termination of employment of any such employee by such Seller (including in connection with the consummation of the transactions contemplated by this Agreement); (ii) the participation in or accrual of benefits or compensation under, or the failure to participate in or to accrue compensation or benefits under, any Employee Plan of any Seller or ERISA Affiliate; (iii) accrued but unpaid salaries, wages, bonuses, incentive compensation, vacation or sick pay (except as provided in Section 5.11(b)), or other Compensation Arrangements of any Seller; and (iv) the provisions of health continuation coverage for such employees required by COBRA.

(d) At Closing, Sellers will deliver to Buyer a complete and accurate list of all covered employees and qualified beneficiaries, as such terms are defined under Code Section 4980B, as of the date thereof (including covered employees and qualified beneficiaries who are in the election period for continuation coverage but who have not yet elected continuation coverage), the date of the applicable qualifying event, and the expected duration of such coverage.

(e) At Buyer's request, Sellers will use their commercially reasonable efforts to assist Buyer in obtaining from the Sellers' current insurance carriers insurance to provide medical, death, and disability benefits to the former employees of Sellers who are hired by Buyer immediately following the Closing that are substantially identical to the benefits such carriers currently provide to employees of Sellers.

(f) This Section 5.11 will operate exclusively for the benefit of the parties to this Agreement and not for the benefit of any other person or entity, including any employee or former employee of any Seller who performs or performed services in connection with the Business.

5.12     Real Estate Matters.

(a) Sellers will obtain the following title insurance commitments, at least ten days prior to Closing and the following title insurance policies and riders before the Closing:

 (i) with respect to each parcel of Real Property that any Seller owns, an ALTA Owner's Policy of Title Insurance Form B-1987 (or equivalent policy reasonably acceptable to Buyer if the Real Property is located in a state in which an ALTA Owner's Policy of Title Insurance Form B-1987 is not available) issued by a title insurer reasonably satisfactory to Buyer, in such amount as Buyer reasonably may determine to be the fair market value of such Real Property (including all improvements located thereon), insuring title to such Real Property to be in Buyer as of the Closing (subject only to Permitted Liens);

(ii) with respect to each parcel of Real Property that any Seller leases or subleases, an ALTA Leasehold Owner's Policy of Title Insurance-1987 (or equivalent policy reasonably acceptable to the Buyer if the Real Property is located in a state in which an ALTA Leasehold Owner's Policy of Title Insurance-1987 is not available) issued by a title insurer reasonably satisfactory to the Buyer in such amount as the Buyer reasonably may determine (taking into account the time cost of money and such other factors as whether the fair market rental value of the premises exceeds the stipulated consideration in the lease or sublease, whether the tenant or subtenant has any option to renew or extend, whether the tenant or subtenant owns any improvements located on the premises, whether the tenant or subtenant is permitted to sublease, and whether the tenant or subtenant would owe any amount under the lease or sublease if evicted), insuring title to the leasehold or subleasehold estate to be in Buyer as of the Closing (subject only to Permitted Liens).

(b) Each title insurance policy delivered under Section 5.12(a) shall (i) insure title to the applicable Real Property Interest and all recorded easements benefiting such Real Property Interest, (ii) contain an "extended coverage endorsement" insuring over the general exceptions contained customarily in such policies, (iii) contain an ALTA Zoning Endorsement 3.1 (or equivalent), (iv) contain an endorsement insuring that the Real Property described in the title insurance policy is the same Real Property as shown on the Survey delivered pursuant to Section 5.12(c) with respect to such property, (v) contain an endorsement insuring that each street adjacent to the Real Property is a public street and that there is direct and unencumbered pedestrian and vehicular access to such street from the Real Property, (vi) contain an inflation endorsement providing for annual adjustments in the amount of coverage corresponding to the annual percentage increase, if any, in the United States Department of Commerce Composite Construction Cost Index (Base Year = 1999), (vii) if the Real Property consists of more than one record parcel, contain a "contiguity" endorsement insuring that all of the record parcels are contiguous to one another, and
(viii) contain a "non-imputation" endorsement to the effect that title defects known to the officers, directors, and stockholders of the owner prior to the Closing shall not be deemed "facts known to the insured" for purposes of the policy.

(c) With respect to each parcel of Real Property as to which a title insurance policy is to be procured pursuant to Section 5.12(a) above, Sellers will procure at least ten days prior to the Closing a current survey of the Real Property certified to Buyer, prepared by a licensed surveyor and conforming to current ALTA Minimum Detail Requirements for Land Title Surveys, disclosing the location of all improvements, easements, party walls, sidewalks, roadways, utility lines and other matters shown customarily on such surveys, and showing access affirmatively to public streets and roads. No such Survey shall disclose any survey defect or encroachment from or onto the Real Property which has not been cured or insured over prior to the Closing.

(d) Sellers shall provide to Buyer copies of (i) Phase I environmental surveys, reasonably acceptable to Buyer, conducted by a company reasonably acceptable to Buyer, with respect to each parcel of Real Property, and (ii) to the extent available, all environmental surveys or audits performed during the past five years in connection with each parcel of Real Property, and the results of any existing search of the public records of the authorities in the relevant jurisdictions responsible for environmental matters with respect to any proceeding or action affecting any such parcel of Real Property, and any correspondence to or from any Seller relating to any environmental matter.

5.13     Additional Post-Closing Covenants.

(a) General. If at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Article 10).

(b) Transition. Sellers shall not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of any of the Sellers from maintaining the same business relationships with Buyer after the Closing as it maintained with the Sellers prior to the Closing. Sellers will refer all customer inquiries relating to the Business to the Buyer from and after the Closing.

(c) Noncompetition Agreement. At the Closing, Buyer, Sellers, Douglas Gratzer, and Edward Marue will enter into a Noncompetition Agreement substantially in the form of Exhibit A.

5.14     Stock Consideration.

(a) Sellers will not sell, transfer, or otherwise dispose of any of the shares of Buyer's common stock included in the Stock Consideration unless the shares have been registered under the Securities Act and applicable state securities laws or an exemption from registration is available.

(b) Prior to transferring any of the shares of Buyer's common stock included in the Stock Consideration to any holder of any debt or equity interest issued by any Seller, such Seller will deliver to Buyer a certificate from the transferee to the effect that the transferee:

(i) understands that such shares have not been, and will not be, registered under the Securities Act or under any state securities laws;

(ii) is acquiring such shares solely for its own account for investment purposes and not with a view to the distribution thereof;

(iii) is a sophisticated investor with knowledge and experience in business and financial matters;

(iv) has had the opportunity to obtain from the Company any information it desires in order to evaluate the merits and the risks inherent in holding such shares;

(v) is able to bear the economic risk and lack of liquidity inherent in holding such shares;

(vi) is an "accredited investor" as defined in Regulation D promulgated under the Securities Act; and

(vii) understands that certificates representing such shares will bear a legend as described in Section 4.3.

                                   Article 6

                     Conditions to the Obligations of Buyer

         The obligations of Buyer to consummate the transactions provided for in this Agreement are subject to all of the conditions set forth below in this
Article 6, any of which may be waived by Buyer.

6.1 Performance by Sellers. Sellers shall have performed in all material respects all of their agreements and covenants under this Agreement required to be performed by them at or prior to the Closing.

6.2 Truth of Representations and Warranties. The representations and warranties of Sellers contained in this Agreement shall be true and complete in all material respects on and as of the Closing Date, with the same effect as if then made.

6.3 Receipt of Consents. All Consents shall have been obtained and delivered to Buyer and shall be in full force and effect as of the Closing and shall be in form and substance reasonably satisfactory to Buyer without any conditions or changes in the underlying Contract or License to which such Consent relates.

6.4  Deliveries.  Sellers  shall  have made all of the  deliveries  required  by
Section 8.2.

6.5 Material Adverse Effect. No Material Adverse Effect on Sellers shall have occurred.

6.6 Repayment of Loans and Certain Other Obligations. Buyer shall have received evidence of the repayment of the indebtedness of the Sellers to be repaid by Sellers at or prior to Closing, all of which is listed on Schedule6.6.

6.7 Certain Proceedings. No writ, order, decree, or injunction of a court of competent jurisdiction or other Governmental Authority shall have been entered against Buyer or any Seller that prohibits or restricts the transactions contemplated hereby, limits or restricts the operation of the Business as it is currently conducted, or otherwise restricts the Buyer's exercise of full rights to own and operate the Business after the Closing, and no action, proceeding, investigation, regulation, or legislation shall have been instituted or threatened before any court or other Governmental Authority that (a) questions the validity or legality of the transactions contemplated hereby or seeks to enjoin, restrain, prohibit, or obtain substantial damages in respect of, or which is related to, or arising out of, this Agreement or the consummation of the transactions contemplated hereby; (b) seeks material damages against Buyer as a result of the transaction contemplated hereby; or (c) can otherwise reasonably be expected to materially and adversely affect Buyer as a result of the consummation of the transactions contemplated hereby.

6.8 Sellers' Actions. All actions to be taken by Sellers in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Buyer.


                                   Article 7

                    Conditions to the Obligations of Sellers

         The obligations of Sellers to consummate the transactions provided for in this Agreement are subject to all of the conditions set forth below in this
Article 7, any of which may be waived by Sellers.

7.1 Performance by Buyer. Buyer shall have performed in all material respects all of its agreements and covenants under this Agreement required to be performed by it at or prior to the Closing.

7.2 Truth of Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall be true and complete in all material respects on and as of the Closing Date, with the same effect as if then made.

7.3 Deliveries. Buyer shall have made all of the deliveries set forth in Section 8.3.

7.4 Material Adverse Effect. No Material Adverse Effect on Buyer shall have occurred.

7.5 Certain Proceedings. No writ, order, decree, or injunction of a court of competent jurisdiction or other Governmental Authority shall have been entered against Buyer or any Seller that prohibits or restricts the transaction contemplated hereby and no action, proceeding, investigation, regulation or legislation shall have been instituted or threatened before any court or any other Governmental Authority that (a) questions the validity or legality of the transactions contemplated hereby or seeks to enjoin, restrain, prohibit or obtain substantial damages in respect of, or which is related to, or arising out of, this Agreement or the consummation of the transactions contemplated hereby,
(b) seeks material damages against any Seller as a result of the transactions contemplated hereby; or (c) can otherwise reasonably be expected to materially and adversely affect any Seller as a result of the consummation of the transaction contemplated hereby.

7.6 Buyer's Actions. All actions to be taken by Buyer in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Sellers.

                                   Article 8

                                    Closing

8.1 Closing. Subject to satisfaction or waiver of all of the conditions of closing set forth in Article 6 and Article 7, the Closing shall take place at the offices of Dow, Lohnes & Albertson, PLLC, 1200 New Hampshire Ave., N.W., Suite 800, Washington, D.C. 20036, at 10:00 a.m., local time, on the date specified by Buyer by notice to Sellers, which specified date shall be no later than ten business days after all Consents have been obtained without any conditions or changes in the underlying Contract or License to which such Consent relates, or on such other date as Buyer and Sellers may mutually agree.

8.2 Deliveries and Actions by Sellers. Sellers shall deliver to Buyer the following items at the Closing:

(a) Consents. Sellers shall deliver to Buyer originals of all Consents.

(b) Certificate Concerning Representations and Covenants. Sellers shall deliver to Buyer a certificate, dated as of the Closing Date, executed by each Seller, certifying that except as disclosed in such certificate, (i) all representations and warranties of Sellers contained in this Agreement are true and complete in all material respects on and as of the Closing Date, with the same effect as if then made; and (ii) that Sellers have performed in all material respects all covenants and agreements set forth in this Agreement to be performed by Sellers at or prior to the Closing.

(c) Lien Searches. Sellers shall deliver to Buyer lien, Tax, and judgment searches in each state and county in which any of the Assets are located and releases and terminations of all Liens on the Assets that are not Permitted Liens.

(d) Tax Clearance Certificates. Sellers shall furnish Buyer with Tax clearance certificates or similar documents issued by the taxing authorities in each state in which any of the Sellers is subject to Tax certifying that the Sellers have paid all Taxes that are due and payable as of a date as close as practicable to the Closing Date.

(e) Noncompetition Agreement. Sellers shall deliver the Noncompetition Agreement in the form of Exhibit A, duly executed on behalf of Sellers, Douglas Gratzer, and Edward Marue.

(f) Escrow Agreement. Sellers shall deliver the Escrow Agreement in the form of Exhibit B, duly executed on behalf of Sellers.

8.3 Deliveries by Buyer. Buyer shall deliver to Sellers the following items at the Closing:

(a) Certificate Concerning Representations and Covenants. Buyer shall deliver to Seller a certificate, dated as of the Closing Date, executed by Buyer, certifying that except as disclosed in such certificate, (i) all representations and warranties of Buyer contained in this Agreement are true and complete in all material respects on and as of the Closing Date, with the same effect as if then made; and (ii) that Buyer has performed in all material respects all covenants and agreements set forth in this Agreement to be performed by Buyer at or prior to the Closing.

b) Consideration. Buyer shall deliver to Sellers the Cash Consideration by wire transfer of immediately available funds to an account designated by Sellers in writing not later than two business days before the Closing Date. Buyer shall deliver to Sellers certificates evidencing the Stock Consideration to be delivered pursuant to Section 2.3(a)(ii).

(c) Assumption Agreements. Buyer shall deliver appropriate assumption agreements pursuant to which Buyer will assume and undertake to perform those obligations and liabilities required to be assumed by Buyer pursuant to Section 2.4.

(d) Noncompetition Agreement. Buyer shall deliver the Noncompetition Agreement in the form of Exhibit A, duly executed on behalf of Buyer.

(e) Escrow Agreement. Buyer shall deliver the Escrow Agreement in the form of Exhibit B, duly executed on behalf of Buyer.


                                   Article 9

                                  Termination

9.1     Termination.

(a) This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing by mutual written agreement of Sellers and Buyer.

(b) This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing, at the election of either Sellers or Buyer, if:

(i) the Closing does not occur on or before February 15, 2000 (the "Termination Date"), except that no party may elect to terminate this Agreement pursuant to this Section 9.1(b)(i) if such party's breach of any provision of this Agreement prevented the Closing from occurring on or before the Termination Date; or

(ii) there shall be enacted or adopted any law or regulation that makes consummation of the transaction contemplated hereby illegal or otherwise prohibited; or

(iii) any final judgment, injunction, order, or decree of any court or other Governmental Authority having competent jurisdiction enjoins Sellers or Buyer from consummating the transactions contemplated by this Agreement.

(c) This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing, at the election of Buyer, if on any date determined for the Closing in accordance with Section 8.1 each condition in Article 7 has been satisfied (or will be satisfied by actions to be taken at the Closing) and either a condition set forth in Article 6 has not been satisfied (or will not be satisfied by actions to be taken at the Closing) or Sellers have nonetheless refused to consummate the Closing; provided that Buyer may not terminate this Agreement pursuant to this Section 9.1(c) if the failure of any condition set forth in Article 6 to be satisfied was principally caused by Buyer's breach of or failure to perform any of its covenants and agreements in accordance with this Agreement.

(d) This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing, at the election of Sellers, if on any date determined for the Closing in accordance with Section 8.1 each condition in Article 6 has been satisfied (or will be satisfied by actions to be taken at the Closing) and either a condition set forth in Article 7 has not been satisfied (or will not be satisfied by actions to be taken at the Closing) or Buyer has nonetheless refused to consummate the Closing; provided that Sellers may not terminate this Agreement pursuant to this Section 9.1(d) if the failure of any condition set forth in Article 7 to be satisfied was principally caused by Sellers' breach of or failure to perform any of their covenants and agreements in accordance with this Agreement.

(e) Any party electing to terminate this Agreement pursuant to this Section 9.1 shall give notice of its election to the other parties hereto.

9.2 Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, this Agreement shall become void and of no effect without liability of any party hereto to the other parties hereto, except that (a) the agreements contained in this Section 9.2 shall survive the termination hereof, and (b) no such termination shall relieve any party of any liability or damages resulting from any material breach by such party of any representation, warranty, covenant, or agreement set forth in this Agreement.

                                   Article 10

                       Indemnification and Other Remedies

10.1 Survival of Representations and Warranties. All of the representations and warranties of the parties hereto contained in this Agreement shall survive the Closing hereunder (even if the damaged party knew or had reason to know of any misrepresentation or breach of warranty or covenant at the time of Closing).

10.2 Indemnification by Sellers. From and after the Closing, Sellers shall indemnify Buyer and its Affiliates, officers, directors, employees, stockholders, and agents (the "Buyer Indemnified Parties") against and hold them harmless from any liability, claim, damage, Tax, or expense (including reasonable legal fees and expenses) ("Losses") suffered or incurred by any Buyer Indemnified Party as a result of, arising from, or relating to the following:

(a) any breach of any representation or warranty of Sellers contained in this Agreement or any certificate delivered pursuant hereto;

(b) any breach of any covenant or agreement of Sellers contained in this Agreement;

(c) liabilities of any Seller resulting from or arising out of the conduct of the Business prior to the Closing; and

(d) expenses of any Seller relating to the consummation of the transactions contemplated by this Agreement, including fees and expenses of attorneys, accountants, financial advisors and broker fees.

10.3 Indemnification by Buyer. From and after the Closing, Buyer shall indemnify Sellers and their Affiliates, officers, directors, employees, stockholders, and agents (the "Seller Indemnified Parties") against and hold them harmless from any Losses suffered or incurred by any Seller Indemnified Parties as a result of, arising from, or relating to the following:

(a) any breach of any representation or warranty of Buyer contained in this Agreement or in any certificate delivered pursuant hereto;

(b) any breach of any covenant or agreement of Buyer contained in this Agreement;

(c) Buyer's failure to perform any obligations and liabilities required to be assumed by Buyer pursuant to Section 2.4;

(d) liabilities resulting from or arising out of the conduct of the Business by Buyer after the Closing.

10.4 Procedure for Indemnification. The procedure for indemnification shall be as follows:

(a) The party claiming indemnification (the "Claimant") shall promptly give notice to the party from which indemnification is claimed (the "Indemnifying Party") of any claim, whether between the parties or brought by a third party, specifying in reasonable detail the factual basis for the claim, the amount thereof, estimated in good faith, and the method of computation of such claim, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such indemnification claim shall have occurred. If the claim relates to an action, suit, or proceeding filed by a third party against the Claimant, such notice shall be given by the Claimant promptly after written notice of such action, suit, or proceeding was given to the Claimant; provided, however, that any delay in giving the notice shall not impair the Claimant's rights hereunder unless such delay has a material adverse effect on the Indemnifying Party's ability to defend such claim.

(b) With respect to claims solely between the parties, following receipt of notice from the Claimant of a claim, the Indemnifying Party shall have thirty days to make such investigation of the claim as the Indemnifying Party deems necessary or desirable. For the purposes of such investigation, the Claimant agrees to make available to the Indemnifying Party and its authorized representatives the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnifying Party agree prior to the expiration of such thirty-day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, the Indemnifying Party shall immediately pay to the Claimant the full amount of the claim. If the Claimant and the Indemnifying Party do not agree within such thirty-day period (or any mutually agreed upon extension thereof), the Claimant may seek appropriate remedies at law or equity, as applicable.

(c) With respect to any claim by a third party as to which the Claimant is entitled to indemnification under this Agreement, the Indemnifying Party shall have the right at its own expense, to participate in or assume control of the defense of such claim if, within five business days after notice from the Claimant of any such claim for Losses, the Indemnifying Party provides to the Claimant notice thereof acknowledging its potential liability to the Claimant hereunder, and the Claimant shall cooperate fully with the Indemnifying Party, subject to reimbursement for actual out-of-pocket expenses incurred by the Claimant as the result of a request by the Indemnifying Party. If the Indemnifying Party elects to assume control of the defense of any third-party claim in accordance with the preceding sentence, the Claimant shall have the right to participate in such defense with legal counsel of the Claimant's own selection, but the fees and expenses of such counsel shall be its fees and expenses unless (i) the Indemnifying Party has agreed to pay such fees and expenses, (ii) the Indemnifying Party has failed to assume the defense of such claim, within five business days after receiving notice of such claim, (iii) the remedies sought against the Claimant include any remedy that is not solely a claim for monetary damages or (iv) the named parties to any proceeding in respect of the claim (including any impleaded parties) include both the Indemnifying Party and the Claimant and the Claimant has been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnifying Party (in which case, if the Claimant notifies the Indemnifying Party that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense of such action, claim, or proceeding on behalf of the Claimant). If the Indemnifying Party does not (or, as provided in clause (iv) of the preceding sentence, cannot) elect to assume control or otherwise participate in the defense of any third-party claim, then the Claimant may defend through counsel of its own choosing and settle such claim, action, or suit, and to recover from the Indemnifying Party the amount of such settlement or of any judgment and the costs and expenses of such defense. The Indemnifying Party shall not compromise or settle any third party claim, action, or suit without the prior written consent of the Claimant, which consent will not be unreasonably withheld or delayed.

(d) If a claim, whether between the parties or by a third party, requires immediate action, the parties will make every reasonable effort to reach a decision with respect thereto as expeditiously as practicable.

10.5    Limitations. Notwithstanding anything in this Agreement to the contrary,

(a) no party shall indemnify or otherwise be liable to any other party with respect to any claim for any breach of a representation or warranty, or for the breach of any covenant to be performed prior to the Closing, unless notice of the claim is given (i) with respect to any claim for a breach of any representation or warranty made in Section 3.1, Section 3.2, Section 3.6,
Section 4.1, Section 4.3, Section 4.4, Section 4.6, Section 4.12, or Section 4.23, sixty days after the expiration of the applicable statute of limitations (including all periods of extension thereof) and (ii) in the case of any other claim, within one year after the Closing Date;

(b) Sellers shall not be required to indemnify or otherwise be liable to any Buyer Indemnified Parties for any breach of a representation or warranty, or for the breach of any covenant to be performed prior to the Closing, unless the Losses suffered or incurred by all Buyer Indemnified Parties arising from all such breaches exceed in the aggregate $75,000;

(c) Buyer shall not be required to indemnify or otherwise be liable to any Seller Indemnified Parties for any breach of a representation or warranty, or for the breach of any covenant to be performed prior to the Closing, unless the Losses suffered or incurred by all Seller Indemnified Parties arising from all such breaches exceed in the aggregate $75,000; and

(d) Sellers shall not be required to indemnify or otherwise be liable to any Buyer Indemnified Parties for any breach of a representation or warranty, or for the breach of any covenant to be performed prior to the Closing, to the extent that the Losses suffered or incurred by all Buyer Indemnified Parties arising from all such breaches (other than Losses for which the Buyer Indemnified Parties are not entitled to indemnification pursuant to the other provisions of this Section 10.5) exceed in the aggregate $1,500,000.

10.6 Indemnification Escrow. On the Closing Date, Buyer, Sellers, and First Union National Bank (the "Escrow Agent") shall execute an Escrow Agreement substantially in the form attached as Exhibit B (the "Escrow Agreement") in accordance with which, on the Closing Date, Sellers shall deposit $400,000 with the Escrow Agent in order to provide a fund for the payment of any claims for which Buyer is entitled to indemnification under this Article 10. Seller shall make such deposit with the Escrow Agent in the form of shares of Buyer's common stock from the Stock Consideration (valued at ten dollars per share), cash from the Cash Consideration, or a combination of shares and cash, as specified by Sellers in writing not later than five business days before the Closing Date. All cash or shares deposited in escrow and any interest or other earnings in respect of such deposit shall be held and disbursed in accordance with the terms of the Escrow Agreement. Buyer and Sellers agree that any claim for indemnification by Buyer under this Article 10 for which Buyer is entitled to payment shall be satisfied first from cash or property held in escrow under the Escrow Agreement, to the extent of such cash or property, and then from other assets of Sellers.

10.7 Injunctive Relief . Sellers acknowledge that Buyer would be irreparably damaged if any of the provisions of this Agreement were not performed by them. Accordingly, Sellers expressly agree that, in addition to any other right or remedy Buyer may have, Buyer may seek and obtain specific performance of the covenants and agreements set forth in this Agreement and may seek and obtain temporary and permanent injunctive relief to prevent any breach or violation hereof, and that no bond or other security may be required from Buyer in connection therewith. If any action is brought by Buyer to enforce this Agreement, Sellers hereby waive the defense that there is an adequate remedy at law.

10.8 Sole Remedy. After the Closing, except as provided in Section 10.7, the respective rights of the Buyer Indemnified Parties and the Seller Indemnified Parties under to indemnification as provided for in this Article 10 shall be the exclusive remedy for any Losses suffered or incurred by any Buyer Indemnified Party or Seller Indemnified Party, as applicable, for which indemnification is provided under this Article 10; provided, however, that nothing contained herein shall prevent any Person from pursuing any remedies that may be available to such party under applicable law in the event of (a) fraud or intentional misrepresentation or (b) any party's failure to comply with its indemnification obligations under this Article 10.


                                   Article 11

                                  Miscellaneous

11.1 Governing Law. This Agreement shall be governed in all respects by the laws of the State of North Carolina, without regard to such state's conflict of law rules.

11.2 Successors and Assigns. Except as otherwise expressly provided herein, no party hereto may assign its rights and obligations hereunder unless such party obtains the prior written consent of the other parties hereto, except that, without the consent of any Seller, Buyer may assign to any Person directly or indirectly controlled by Buyer its right to acquire the Assets, but Buyer shall remain liable for all of its obligations hereunder notwithstanding any such assignment, except that Buyer's assignee may assume at Closing the obligations described in Section 2.4 instead of Buyer. Except as otherwise provided herein, this Agreement shall inure to the benefit of, and be binding upon, the successors and permitted assigns of the parties hereto.

11.3 Entire Agreement; Amendment. This Agreement constitutes the full and entire understanding and agreement among the parties with regard to the subject matter hereof. Neither this Agreement nor any term hereof may be amended, waived, discharged, or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge, or termination is sought.

11.4 Notices, Etc. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, or by reputable overnight delivery service, postage prepaid, or otherwise delivered by hand or by messenger, addressed as follows:

If to Sellers:                 International Towers Inc.
                               911 West Grant Road
                               Tucson, AZ 85705
                               Attention:
                               Telephone:  (520) 882-8475
                               Fax:  (520) 882-8515

with a copy to:                Corey, Farrell, Kime & Bromiel, P.C.
                               Suite 830, Norwest Tower
                               One South Church Avenue
                               Tucson, Arizona 85701-1620
                               Attention: Patrick J. Farrell
                               Telephone: (520) 882-4994
                               Fax: (520) 884-7757

If to Buyer:                   SpectraSite Holdings, Inc.
                               100 Regency Forest Drive
                               Suite 400
                               Cary, North Carolina  27511
                               Attention:  President
                               Telephone:  (919) 468-0112
                               Fax:  (919) 468-8522

with copies to:                SpectraSite Holdings, Inc.
                               100 Regency Forest Drive
                               Suite 400
                               Cary, North Carolina  27511
                               Attention: General Counsel
                               Telephone:  (919) 468-0112
                               Fax:  (919) 468-8522

                               and

                               Dow, Lohnes & Albertson, PLLC 1200 New Hampshire Avenue, N.W.
                               Suite 800
                               Washington, DC  20036
                               Attention:  Timothy J. Kelley
                               Telephone:  (202) 776-2000
                               Fax:  (202) 776-2222

         All notices shall be deemed given only upon receipt.

11.5 Delays or Omissions. No delay or omission to exercise any right, power, or remedy hereunder shall impair any such right, power, or remedy of any party hereto, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any party hereto of any breach or default under this Agreement, or any waiver on the part of any party hereto of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing or as provided in this Agreement. All remedies, either under this Agreement or by law or otherwise afforded to any party hereto, shall be cumulative and not alternative.

11.6 Counterparts. This Agreement may be executed in any number of counterparts by original or facsimile signature, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

11.7 Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without such provision, except that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

11.8 Headings. The subject headings of the sections of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

11.9 Waiver of Jury Trial. Each party hereto hereby waives any right to a trial by jury with respect to any action relating to this Agreement.

11.10 Exclusive Benefit. Nothing in this Agreement is intended to confer any rights or remedies, whether express or implied, under or by reason of this Agreement, on any Persons other than the parties hereto and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement.

11.11 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant.

11.12 Exhibits and Schedules. The exhibits and schedules identified in this Agreement are incorporated herein by reference and made a part hereof. Nothing in any schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless such schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself).

                      [SIGNATURE PAGE FOLLOWS IMMEDIATELY]

         IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed as of the day and year first above written.

                            International Towers Inc.


                                     /s/Douglas J. Gratzer
                            By:      ---------------------------
                            Name:    Douglas J. Gratzer
                            Title:   CEO

                            S&W Communications Inc.

                                     /s/Douglas J. Gratzer
                            By:      ---------------------------
                            Name:    Douglas J. Gratzer
                            Title:   CEO

                            Tri-Ex Tower Inc.

                                     /s/Douglas J. Gratzer
                            By:      ---------------------------
                            Name:    Douglas J. Gratzer
                            Title:   CEO

                            International Tower Industries, Inc.


                                     /s/Douglas J. Gratzer
                            By:      ---------------------------
                            Name:    Douglas J. Gratzer
                            Title:   CEO

                            SpectraSite Holdings, Inc.


                                     /s/Stephen H. Clark
                            By:      ---------------------------
                            Name:    Stephen H. Clark
                            Title:   President

                                      -38-